EXHIBIT 99.0



                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
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                Computation of Ratio of Earnings to Fixed Charges
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                       Twelve Months Ended March 31, 1998
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                                   (Unaudited)

                             (Dollars in Thousands)

FIXED CHARGES:

  Interest Expense                                                    $  34,787
  Amortization of Debt Premium, Discount and Expense                        330
  Interest Component of Rentals                                              10
                                                                      ---------
           Total Fixed Charges                                        $  35,127
                                                                      =========
EARNINGS:
  Net Income                                                          $  77,304
      Add:
      Income Taxes Applicable to Operating Income                        45,162
      Income Taxes Applicable to Other Income - Net                         (89)
      Total Fixed Charges                                                35,127
                                                                      ---------
Total Earnings                                                        $ 157,504
                                                                      =========
Ratio of Earnings to Fixed Charges                                          4.5
                                                                      =========